Exhibit 99.1

Annovis Reaches Full Enrollment in Pivotal Phase 3 Trial of Buntanetap for Early Alzheimer’s Disease

Pivotal Phase 3 trial enrolls 850 patients, exceeding original projections

Study completion on track: symptomatic data readout - Q1 2027, disease-modifying data readout - Q1 2028

Company positions for two NDA submissions following each readout

Malvern, PA, July 7, 2026 -- Annovis Bio, Inc. (NYSE: ANVS) (“Annovis” or the “Company”), a Phase 3 clinical-stage biotechnology company developing the investigational oral therapy, buntanetap, for neurodegenerative diseases such as Alzheimer’s disease (AD) and Parkinson’s disease (PD), today announced full enrollment of its pivotal Phase 3 trial (NCT06709014) evaluating buntanetap in patients with early AD. The trial enrolled 850 patients with pTau217-confirmed AD pathology across 83 clinical sites in the US.

“Reaching this level of enrollment, well above our original goal, reflects the trust patients and families living with this disease have placed in our work, and that is not something we take for granted,” said Maria Maccecchini, Ph.D., Founder, President and CEO of Annovis. “I am deeply grateful to the entire Annovis team for their professionalism and passion in conducting this study according to the highest standards.”

The pivotal Phase 3 AD study is a randomized, placebo-controlled, double-blind dual clinical trial designed with two pre-specified readouts: a 6-month analysis of symptomatic effects and an 18-month analysis of disease-modifying effects of daily oral buntanetap (30mg). The trial has recruited patients diagnosed with early AD (MMSE 20-28) who are positive for blood biomarker pTau217, which indicates Alzheimer's pathology in the brain. The primary endpoints will assess changes in cognition (ADAS-Cog13) and function (ADCS-iADL). This dual design will produce two distinct data readouts, each intended to support a separate regulatory submission for a New Drug Application (NDA).

Next Milestones

With the last patient expected to complete the 6-month treatment period in January 2027, followed by data cleaning and analysis, Annovis anticipates the following near-term milestones:

•	Q1 2027: 6-month symptomatic top-line data readout
•	Q1 2028: 18-month disease-modifying top-line data readout
•	Regulatory submissions: The Company has already begun preparations for NDA submissions to the U.S. Food and Drug Administration (FDA), building on guidance received during prior FDA interactions, to position Annovis for submission shortly after each respective readout

“That level of enthusiasm from the patient community underscores how urgently a new treatment for Alzheimer's is needed, and how eager people affected by the disease are to help advance it toward the finish line,” said Cheng Fang, Ph.D., CSO at Annovis. “High enrollment also strengthens the statistical power of our dataset. Combined with the FDA-aligned protocol, we are executing this trial according to regulatory requirements as we approach this important moment for our company and the Alzheimer's community.”

“This time last year, our trial had 50 patients enrolled; today, the number stands at 850. We want to thank every patient, caregiver, and investigator who made this progress possible,” said Sarah MacCallum, VP, Clinical Operations at Annovis. “Seamless execution across so many clinical sites and consistent follow-up with every patient throughout this rigorous enrollment process – all required great effort from every party involved, and we are thankful to everyone who helped us reach this milestone.”

About Annovis

Headquartered in Malvern, Pennsylvania, Annovis Bio, Inc. (NYSE: ANVS) is a Phase 3 clinical-stage biotechnology company developing treatments for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD). The Company's lead drug candidate, buntanetap (formerly posiphen), is an investigational once-daily oral therapy that inhibits the translation of multiple neurotoxic proteins, including APP and amyloid beta, tau, alpha-synuclein, and TDP-43, through a specific RNA-targeting mechanism of action. By addressing the underlying causes of neurodegeneration, Annovis aims to halt disease progression and improve cognitive and motor functions in patients. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

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Forward-Looking Statements

This press release contains forward-looking statements under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Actual results may differ due to various risks and uncertainties, including those outlined in the Company’s SEC filings under “Risk Factors” in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contact Information:

Annovis Bio Inc.

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

www.annovisbio.com

Investor Contact:

Alexander Morin, Ph.D.

Director, Strategic Communications

Annovis Bio

ir@annovisbio.com